Exhibit 10.6

Mr.

Rainer Höchsmann

- In house -

Augsburg, March 9, 2012

Dear Mr. Höchsmann

We are pleased to inform you that, effective Jan. 1, 2012, your gross salary is being increased by €3,976.00 and thus amounts to

€18,560.00

In recognition of your excellent performance, we wish to share the past year’s results with you by means of a special payment in the amount of €50,000 gross.

-2147.32

In the future, your annual bonus will amount to €2,288.00. This amount will be used for the pension plan in the amount of €2,174.43.

We look forward to continued excellent collaboration.	To be paid out later

Best regards,

ExOne GmbH

By proxy Köhl

By proxy Rebecca Köhl

Director of Business Administration

[Letterhead information]